Exhibit 10.1

HALLMARK FINANCIAL SERVICES, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

To:	Participant

Hallmark Financial Services, Inc. (the “Company”) hereby grants to you (the “Participant”) restricted stock units (“Units”), as follows:

Date of Grant:

Units Granted:

Vesting Dates:

Plan Years:	This grant of Units relates to five plan years. Plan year one commences on January 1 of the year in which the Date of Grant occurs. The end of plan years three (“EOY3”), four (“EOY4”) and five (“EOY5”) occurs on December 31 of the third, fourth and fifth years following the Date of Grant.

Performance Criteria:	The Units granted to Participant are subject to the performance criteria set forth in the Exhibit(s) attached hereto. The number of Units subject to the performance criteria of each Exhibit is as set forth therein.

The attached Terms and Conditions comprise an integral part of this Restricted Stock Unit Award Agreement (this “Agreement”), and the Units granted hereby are subject to such Terms and Conditions. The Units are granted pursuant to and subject to all of the terms and conditions of the Hallmark Financial Services, Inc. 2015 Long Term Incentive Plan, as now or hereafter amended (the “2015 LTIP”). The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall have plenary authority to administer this Agreement and any decision of the Committee shall be final, conclusive and binding. Terms not defined herein have the meanings provided in the 2015 LTIP.

By your signature below, you agree to be bound by the provisions of this Agreement and the 2015 LTIP.

HALLMARK FINANCIAL SERVICES, INC.

By:
Mark E. Schwarz, Chief Executive Officer

PARTICIPANT:

TERMS AND CONDITIONS

The following Terms and Conditions comprise an integral part of the Restricted Stock Unit Award Agreement to which these Terms and Conditions are attached.

R E C I T A L S

A.            Participant is regularly employed by the Company (as used herein, including any of its subsidiaries) in a capacity that has been determined by the Committee to comply with the requirements for eligibility to participate in the 2015 LTIP.

B.            The Committee has determined to grant to Participant restricted stock units in order to (i) provide incentive compensation aligned with accident year underwriting profitability measured over a multi-year period or other measures of long-term value creation, (ii) provide opportunity to acquire an equity interest in the Company as reward for achieving or exceeding long-term performance goals, (iii) mitigate short-term decisions or actions which may contribute undue risk to the Company; and (iv) encourage continued service in the employment of in the Company.

C.            With respect to all Units granted hereunder, to the extent the shares previously issued on any interim Vesting Date(s) exceeds the shares ultimately issuable as of the final Vesting Date, the number of excess shares issued to Participant will be considered a reduction by the Committee in the determination of any subsequent grant to Participant of restricted stock units and/or the calculation of vesting thereunder.

1.	Grant of Restricted Stock Units.

Subject to the terms and conditions of the 2015 LTIP, the Company has granted to Participant the number of Units indicated in this Agreement. Each Unit so granted represents the right to receive one share (or multiple thereof in accordance with the Exhibit(s) hereto) of the common stock, $0.18 par value per share, of the Company (the “Common Stock”), subject to satisfaction of the vesting schedule, performance criteria and other conditions set forth herein.

2.	Vesting.

The Units will become fully vested to the extent provided in the Exhibit(s) hereto if (a) Participant remains continuously employed by the Company through each Vesting Date indicated in this Agreement, or vesting is accelerated as provided herein, (b) at least the minimum performance criteria set forth in the Exhibits hereto have been satisfied, and (c) any remaining eligibility criteria established under the terms of the 2015 LTIP are satisfied, as determined by the Committee.

3.            Performance Criteria.

The number of shares issuable with respect to each Unit shall be determined based on the performance criteria set forth in the Exhibit(s) hereto. The number of Units subject to the performance criteria of each Exhibit is as set forth therein.

4.            Delivery of Shares.

The Company will deliver to Participant the number of shares of its Common Stock issuable pursuant to this Agreement promptly (and, in any event within 90 days) following each Vesting Date. If necessary or appropriate to ensure orderly administration of the Company’s payroll and tax reporting obligations, the Company may accelerate vesting and delivery of shares up to of 30 days before the Vesting Date.

5.            Forfeiture of Units.

All unvested Units will be forfeited in the event the Participant ceases to be an employee of the Company before any Vesting Date for any reason other than (i) the employee's retirement from employment at or after Retirement Age (as defined in Section 14 of the 2015 LTIP), (ii) the employee's death or total and permanent disability (as defined in Section 15 of the 2015 LTIP), or (iii) the Committee otherwise determines, in its sole discretion, that such Units should not be forfeited in whole or in part. If Participant ceases to be an employee of the Company before a Vesting Date under any of the circumstances set forth in clause (i) or (ii) of the preceding sentence, then the number of Units otherwise vesting on the next occurring Vesting Date will be vested on a pro rata basis based on the number of full months of employment from January 1 of the year in which the Units were granted until such Vesting Date. In such event, the Company will deliver shares of its Common Stock to the Participant promptly following the next occurring Vesting Date, subject to Section 15 below.

6.            Change in Control.

Upon the occurrence of a Change in Control (as defined in Section 21 of the 2015 LTIP), all Units shall immediately become fully vested. In such event, (a) the performance criteria specified in the Exhibit(s) hereto shall be deemed satisfied to the extent of (i) the Target performance level if the Change in Control occurs before the first Vesting Date set forth herein, or (ii) the performance level as of the immediately preceding Vesting Date if the Change in Control occurs on or after the first Vesting Date set forth herein, and (b) the Company will deliver shares of its Common Stock to the Participant in connection with or promptly following the consummation of the Change in Control event, subject to Section 15 below.

7.            Delay for Specified Employees.

With respect to a Participant who ceases to be an employee of the Company before any Vesting Date under any of the circumstances set forth in clauses (i)-(iii) of the first sentence of Section 5 above, if such Participant is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code and the generally applicable Internal Revenue Service guidance thereunder) on the date of separation, then, notwithstanding anything in Section 5 to the contrary, no shares will be delivered for Units until at least the date that is six months after the date of separation (or until the date of death, if earlier).

8.            Nontransferability of Units.

The Units granted under this Agreement shall be transferable only to the extent permitted under the 2015 LTIP. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Units contrary to the provisions of the 2015 LTIP, or the levy of any execution, attachment or similar process upon the Units, shall be null and void and without effect.

9.            Compliance with Securities and Other Laws.

The Company shall not be required to deliver any shares of its Common Stock in respect of Units if the delivery thereof would constitute a violation by either Participant or the Company of any provision of any law or regulation of any governmental authority or any national securities exchange or market system. As a condition of any delivery of shares of its Common Stock, the Company may place legends on certificates representing such shares, issue stop transfer orders and require such agreements or undertakings from Participant as the Company may deem necessary or advisable to assure compliance with any such laws or regulations including, if the Company or its counsel deems it appropriate, representations from Participant that (s)he is acquiring the shares solely for investment and not with a view to distribution and that no distribution of such shares acquired by Participant will be made unless registered pursuant to applicable federal and state securities laws or, in the opinion of counsel of the Company, such registration is unnecessary.

10.            No Rights of a Stockholder or of Continued Employment.

Participant shall not have any of the rights of a stockholder of the Company with respect to Units except to the extent that one or more certificates for shares of the Common Stock shall have been delivered to Participant, or Participant has been determined to be a stockholder of record by the Company’s transfer agent, upon satisfaction of the vesting schedule, performance criteria and other conditions set forth herein. Nothing herein shall confer upon Participant any right to remain in the employ of the Company or any remedy upon termination of employment.

11.            Interpretation of this Agreement.

The administration of the 2015 LTIP has been vested in the Committee, and all questions of interpretation of this Agreement shall be subject to determination by the Committee, which determination shall be final and binding on Participant.

12.            Severability.

If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.            Choice of Law.

This Agreement is governed by, and is to be construed in accordance with, the laws of the State of Texas, without regard to conflict of laws rules of Texas or any other state; provided, however, that the Federal Arbitration Act (“FAA”) shall be the applicable and controlling law with respect to the parties agreement to arbitrate.

14.            Units Subject to 2015 LTIP.

The Units are granted subject to the terms and provisions of the 2015 LTIP, as such plan is now and may be hereafter subsequently amended, which 2015 LTIP is incorporated herein by reference. In case of any conflict between the provisions hereof and the 2015 LTIP, the terms and provisions of the 2015 LTIP shall be controlling.

15.            Code Section 409A.

This Agreement is intended to comply with the applicable requirements of Sections 409A(a)(2) through (4) of the Internal Revenue Code and will be interpreted to the extent context reasonably permits in accordance with this intent. The parties agree to modify this Agreement or the timing (but not the amount) of any delivery of shares to the extent necessary to comply with Section 409A of the Internal Revenue Code and avoid application of any taxes, penalties, or interest thereunder. However, in the event that any amounts payable under this Agreement are subject to any taxes, penalties or interest under Section 409A of the Internal Revenue Code or otherwise, the Participant will be solely liable for the payment thereof.

16.            Arbitration.

The parties agree to resolve any and all disputes between them arising from or related to this Agreement through a final and binding arbitration administered by the American Arbitration Association (AAA) or another mutually agreed upon arbitration provider. Arbitration will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”), and shall take place in Dallas County, Texas. A party wishing to arbitrate a legal claim must make a written request for arbitration to the other party and deliver it before the expiration of the statute of limitations applicable to the claim(s). The arbitrator(s) shall resolve all disputes regarding the timeliness or propriety of the request for arbitration. The FAA will control the interpretation and application of this arbitration agreement. To the extent that the AAA Rules conflict with the FAA or this Agreement, the FAA and this Agreement shall control. The arbitrator(s) shall entertain any motion to dismiss and/or a motion for summary judgment consistent with the standards for such motions under the Federal Rules of Civil Procedure. The arbitrator(s) may only apply the substantive federal and Texas state law applicable to the claims asserted and may not fashion relief that a court of law could not award. The award shall be issued in writing and state the essential findings and conclusions on which such award is based. Nothing in this Agreement prevents the making of a report to or filing a claim or charge with a government agency, including without limitation the Equal Employment Opportunity Commission, U.S. Department of Labor, Securities and Exchange Commission, or Occupational Health and Safety Administration, or prevents the investigation by a government agency of any such report, claim or charge. The arbitrator(s) shall have the exclusive authority to resolve any legal dispute relating to the interpretation, applicability, or enforceability of this Agreement that would otherwise be subject to resolution in a court of law. Judgment on the award of the arbitrator(s) may be entered in any court having jurisdiction over the parties.

EXHIBIT

PERFORMANCE CRITERIA

Performance criteria as of each Vesting Date with respect to ____ Units are determined based on                                                                                                                                                                                                    through the end of plan year three (“EOY3”), plan year four (“EOY4”) and plan year five (“EOY5”), according to the following schedule (the “Percentage of Award Earned”):

[TABLE INSERTED WITH PERCENTAGES OF AWARD EARNED

RANGING FROM 50% TO 150%]

As of each Vesting Date, the number of shares issuable with respect to each Unit shall be the Percentage of Award Earned set forth in the table above multiplied by the applicable Vesting Date Percentage set forth below, in each case minus all shares issued on previous Vesting Dates (but not less than zero). The Vesting Date Percentages are:

•	As of March 31, following EOY3: ___%

•	As of March 31, following EOY4: ___%

•	As of March 31, following EOY5: 100%

The operation of the performance criteria and Vesting Date Percentages may be illustrated by the following formulas where (a) RSU# means the total number of Units granted subject to the performance criteria described in this Exhibit , (b) PAE% means the Percentage of Award Earned as of any Vesting Date, (c) VD% means the Vesting Date Percentage, and (d) X1 means the number of shares issuable as of March 31 following EOY3; X2 means the number of shares issuable as of March 31 following EOY4; and X3 means the number of shares issuable as of March 31 following EOY5:

•	As of March 31, following EOY3:

o	RSU# x PAE% x VD% = X1

•	As of March 31, following EOY4:

o	(RSU# x PAE% x VD%) - X1 = X2 (not less than zero)

•	As of March 31, following EOY5:

o	(RSU# x PAE% x VD%) - X1 - X2 = X3 (not less than zero)